Exhibit 99.1

NuGene International, Inc. Names Botox® Visionary and
Former CEO of Obagi Medical Products, Steve Carlson, to Serve as CEO and President.

IRVINE, Calif., July 26, 2015 /PRNewswire/ NuGene International, Inc. (“NuGene”) (OTC BB:NUGN), a developer, manufacturer and marketer of advanced skin and hair care lines utilizing adipose derived (non-embryonic) human stem cell conditioned media, announced today that it has appointed Steve Carlson as CEO and President.

NuGene Co-Founder Ali Kharazmi said, “Steve has a history of building world class organizations by bringing people together who can rapidly and creatively commercialize new technologies. This is a huge win for NuGene. We are excited to have him take the lead role with our unique stem cell technology.”

Mr. Carlson began his career at Allergan. During his 15 year tenure he rose to the position of Senior Vice President of Marketing, where he lead the licensing, development and early commercialization of one of the worlds most recognized brands - Botox®. Mr. Carlson subsequently served as CEO, President and Director of Obagi Medical Products, a global pharmaceutical skin care line where he successfully led the company’s public offering in 2006. Valeant Pharmaceuticals ultimately acquired Obagi Medical Products for over $400 million. His experience includes a broad number of medical industries with consumer and patient brands in Ophthalmology, Dermatology, Plastic Surgery, Orthopedics and Neurology.

Mr. Carlson added, “I am honored to lead this emerging premier stem cell-based skin care company. NuGene’s growth potential is limitless. I believe its technology holds promise for regenerative properties that translate into exciting prospects in the areas of therapeutic skin care, wound healing, debilitating skin conditions and hair disorders.” He added that “NuGene’s license from kathy ireland® Worldwide and its agreement with Kevin Harrington, original Shark from the hit ABC show Shark Tank, to spearhead the initial NuGene products represent an immediate opportunity for rapid growth.”

Kathy Ireland was quoted as saying, “I’m thrilled that industry-visionary Steve Carlson will take the helm at NuGene kathy ireland®. Steve shares my passion for the revolutionary stem cell technology we use in our NuGene kathy ireland® skin care line. Everyone at kiWW is excited to be working with Steve and this team because of our great belief in the quality and wonderful results of the product. NuGene…Miracles Happen™”.

About NuGene International, Inc.  NuGene International, Inc. specializes in developing, manufacturing and marketing proprietary regenerative cosmeceutical and pharmaceutical products based on adipose derived human stem cell and human stem cell media. The US Department of Health and Human Services calls regenerative medicine the “next evolution of medical treatments.” The regenerative medical market, which includes cosmeceuticals and pharmaceuticals, was estimated at $7.2 Billion in the US in 2014 and is expected to rapidly grow in the coming years according to RNCOS Business Consultancy Services Global Cosmeceuticals Market report. NuGene’s cosmeceutical and pharmaceutical products are based on proprietary stem cell regenerative formulations derived from non-controversial, non-umbilical, adult human stem cell derived media obtained from adipose tissue. NuGene’s exclusive products combine its in-house advancements, proprietary technologies, and patent pending formulations.  NuGene’s goal is to leverage its knowledge and expertise to develop age defying cosmeceutical skincare and hair care products in addition to pharmaceutical products based on the same regenerative science platform.

NuGene Investor Relations

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